EXHIBIT 5.2

[Cooley Godward LLP Letterhead]

October 13, 2003

Telik, Inc.

3165 Porter Drive

Palo Alto, California 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Telik, Inc. (the “Company”) of a Registration Statement on Form S-3/A (the “Registration Statement”) with the Securities and Exchange Commission covering the offering for resale of 1,000,000 shares of the Company’s common stock (the “Shares”), with a par value of $0.01, to be offered and sold by Sanwa Kagaku Kenkyusho Co., Ltd.

In connection with this opinion, we have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

Cooley Godward LLP

/S/ SUZANNE SAWOCHKA HOOPER
Suzanne Sawochka Hooper